Exhibit 99.1

THIS AMENDMENT dated as of May 31, 2010 (this “Amendment”) amends the AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of March 29, 2010 (the “Agreement”) by and between Skywide Capital Management Limited, a company incorporated with limited liability under the laws of the British Virgin Islands (the “Buyer”) and Sinoenergy Corporation, a corporation organized under the laws of the state of Nevada (the “Company”).  Unless otherwise specified, all capitalized terms used in this Amendment shall have the meanings attributed thereto by the Agreement.

WHEREAS, Buyer and the Company previously amended the Agreement to, among other things, extend the Outside Date to and including May 31, 2010; and

WHEREAS, Buyer and the Company desire to further amend the Agreement in the manner provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual terms hereinbelow set forth, the parties agree, as follows:

1.           Extension of the Agreement.  Buyer and the Company hereby agree that the Outside Date is hereby extended to and including July 31, 2010.

2.           Modification of Section 9.1(b) of the Agreement.  Subsection (b) of Section 9.1 of the Agreement is hereby deemed to have been modified for all purposes to read, as follows:

“(b)
by either the Buyer or the Company if the Merger shall not have been consummated byJuly 31, 2010 (the “Outside Date”), provided that the Buyer and the Company may jointly extend the Outside Date until August 31, 2010 by amendment of this Agreement on or before the Outside Date, in which case the Outside Date shall be deemed for all purposes to be August 31, 2010; or”

3.           Continuation of Agreement, As Amended.  The Agreement, as heretofore amended, and as further amended by this Amendment, shall continue in full force and effect until such time as the Agreement shall be terminated, superseded or consummated, whichever shall first occur.

IN WITNESS WHEREOF, the Buyer and the Company have caused this Amendment to the Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

Skywide Capital Management Limited By: /s/ Tianzhou Deng Tianzhou Deng, Director By: /s/ Bo Huang Bo Huang, Director	Sinoenergy Corporation By: /s/ Anlin Xiong Anlin Xiong, Vice President